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 Exhibit 5

                        Porter, Wright, Morris & Arthur
                             41 South High Street
                           Columbus, Ohio 43215-6194
                            Telephone: 614-227-2000
                            Facsimile: 614-227-2100




                                  April 4, 1996



Danninger Medical Technology, Inc.
4140 Fisher Road
Columbus, Ohio 43228-1067

             Re:  Offering of Convertible Subordinated Debentures due 2003
Gentlemen:

         With respect to the registration statement on Form S-2 (the "Registration Statement") filed by Danninger Medical Technology, Inc. (the "Company") with the Securities and Exchange Commission relating to the registration of Convertible Subordinated Debentures due 2003 in an aggregate maximum principal amount of $5,250,000 (the "Convertible Subordinated Debentures"), we advise you as follows:

         We have participated in the preparation of the Registration Statement as counsel for the Company. We have reviewed the Company's Certificate of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and such other documents and authorities as we deem relevant for the purpose of this opinion.

         We understand that the Convertible Subordinated Debentures will be issued pursuant to an indenture to be dated as of the date of issuance (the "Indenture") between the Company and Fifth Third Bank, as trustee (the "Trustee"), which has been filed in preliminary form as an exhibit to the Registration Statement.

         Based upon the foregoing, we are of the opinion that:

         1. The Company is a corporation validly existing under the laws of the State of Delaware;

         2. Upon the taking of appropriate definitive action by the Board of Directors of the Company or a duly-constituted committee of such Board with respect to the issuance


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                                                                       Exhibit 5

              and sale of the Convertible Subordinated Debentures, the Convertible Subordinated Debentures will be duly authorized and, when duly executed, authenticated and issued pursuant to the Indenture and delivered against payment therefor, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture;

         3. The execution and delivery of the Indenture have been duly authorized on behalf of the Company and when duly executed and delivered by the Company and the Trustee, the Indenture will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms; and

         4. The shares of common stock, $.01 par value, of the Company to be issued upon the conversion of the Convertible Subordinated Debentures are validly authorized and will be legally issued, fully paid, and nonassessable, assuming that (a) such shares remain validly authorized on the dates of conversion, (b) no change occurs in the applicable law or the pertinent facts, and
              (c) the Convertible Subordinated Debentures are converted in accordance with their terms and the terms of the Indenture.

         The opinions set forth in paragraphs 2, 3 and 4 are qualified to the extent that obligations of the Company may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting creditors' rights generally, and by general equitable principles. No opinion is expressed herein as to the application of any state securities or Blue Sky laws.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                            Very truly yours,

                                            /s/ Porter, Wright, Morris & Arthur


                                            PORTER, WRIGHT, MORRIS & ARTHUR